Exhibit 99.1

Essential Utilities Reports Third Quarter 2025 Results

•	Earnings per share of $0.33 for Q3 2025 vs. $0.25 for Q3 2024
•	For 2025, expect to achieve GAAP earnings per share above the prior guidance range of $2.07-$2.11 due to non-recurring benefits; reaffirm long-term guidance
•	Invested $983 million in the first nine months of the year; on track to invest $1.4 to $1.5 billion in infrastructure in 2025
•	Announced $26 million investment in major data center in Western Pennsylvania
•	Announced agreement to combine with American Water to create a leading regulated U.S. water and wastewater utility

BRYN MAWR, Pa. (November 4, 2025) – Essential Utilities Inc. (NYSE: WTRG) today reported results for the third quarter ended September 30, 2025. Essential’s net income of $92.1 million or $0.33 per share for the third quarter of 2025 compared favorably to $69.4 million or $0.25 per share reported for the third quarter of 2024.

“As we delivered another robust quarter, both our water and gas divisions continue to contribute to Essential’s consistent track record of growth and fidelity to our stakeholder commitments,” said Essential Utilities Chairman and Chief Executive Officer Christopher Franklin. “With our recently announced investment in an exciting data center project, we are demonstrating our advanced capability to innovate so we can meet evolving customer and community needs.”

Operating Results

Essential reported net income of $92.1 million and earnings per share of $0.33 for the third quarter of 2025, compared to net income of $69.4 million and earnings per share of $0.25 for the same period in 2024. Comparing this quarter’s earnings to those of the third quarter of 2024, primary drivers include increases in rates across both business segments and a prior year credit to bad debt expense related to its Pennsylvania water customer assistance program. These are partially offset by increases in depreciation and amortization expense, interest expense, and operations and maintenance expense.

Revenues for the quarter were $477.0 million compared to $435.3 million in the third quarter of 2024, an increase of 9.6%. Increases in rates were the primary revenue drivers. Operations and maintenance expenses increased to $153.1 million for the third quarter 2025, compared to $144.4 million in the third quarter of 2024, primarily due to increases in employee-related costs, bad debt expense, production costs for water and wastewater operations, and other costs. These were partially offset by a decrease in legal expense, outside services, and other expenses in our regulated natural gas segment due to capitalization in the current period compared to the prior period.

Essential’s regulated water segment reported revenues for the quarter of $364.1 million, an increase of 8.8% compared to $334.5 million in the third quarter of 2024. Water and wastewater rates were the largest contributor to the increase in revenues for the period. Operations and maintenance expenses for Essential’s regulated water segment increased to $105.7 million for the third quarter of 2025 compared to $96.4 million in the third quarter of 2024, driven partially by a prior year credit to bad debt expense related to its Pennsylvania water customer assistance program, employee-related costs, and production costs for water and wastewater operations.

Essential’s regulated natural gas segment reported revenues for the quarter of $108.5 million, a 12.1% increase compared to $96.7 million in the third quarter of 2024, driven primarily by increased rates. Operations and maintenance expenses for Essential’s regulated natural gas segment decreased to $47.5 million for the third quarter of 2025 compared to $49.0 million in the third quarter of 2024, primarily due to decreases in materials and supplies expense, legal expense, and outside services and other expenses due to capitalization in the current period compared to the prior period. These were partially offset by increases in labor and employee benefits and other costs.

As of September 30, 2025, Essential reported year-to-date net income of $483.7 million, or $1.73 per share, compared to $410.6 million, or $1.50 per share through the same period of 2024.

For the first nine months of 2025, the company reported revenues of $1,775.5 million, an increase of 19.8%, due mainly to regulatory recoveries, increased purchased gas costs, and higher volumes in the regulated natural gas segment, compared to $1,481.7 million in the first nine months of 2024. Operations and maintenance expenses for the first nine months of 2025 were $439.4 million compared to $423.8 million in 2024, an increase of 3.7%.

Dividend

On October 23rd, 2025, Essential’s board of directors declared a quarterly cash dividend of $0.3426 per share of common stock. This dividend will be payable on December 1st, 2025, to shareholders of record on November 12th, 2025. The company has paid a consecutive cash dividend for 80 years and has increased the dividend 35 times in the last 34 years.

Financing

As of September 30, 2025, Essential’s weighted average cost of fixed-rate long-term debt was 4.12%, and the company had $1.138 billion available on its credit lines. Additionally, as of September 30, 2025, the company has raised approximately $300 million in equity pursuant to its ATM program.

Rate Activity

As of November 4, 2025, the company’s regulated water segment received rate awards and infrastructure surcharges in North Carolina, New Jersey, Ohio, and Pennsylvania, of $92.6 million, and its regulated natural gas segment received surcharges in Kentucky and Pennsylvania of $8.9 million. The company currently has base rate cases pending in North Carolina, Ohio, Texas, and Virginia for its regulated water and wastewater segment for an estimated $96.5 million in incremental annual revenues, and its regulated natural gas segment has a surcharge pending in Kentucky for an estimated $2.9 million in incremental annual revenues.

Capital Expenditures

Essential invested $983 million in the first nine months of the year to improve its regulated water and natural gas infrastructure systems and to enhance customer service across its operations. The company continues to be a leader in replacing miles of aged underground utility pipe and is committed to maintaining elevated levels of infrastructure investment. From 2025 through 2029, the company plans to invest approximately $7.8 billion to improve water and natural gas systems and better serve customers through improved information technology. Investments during this five-year period will include addressing PFAS with over 300 associated projects across its footprint, replacing and expanding its water and wastewater utility infrastructure, and replacing and upgrading its natural gas utility infrastructure, with the latter expected to lead to significant reductions in methane emissions that occur in aged gas pipes.

Essential believes it is a leader in remediating PFAS and will comply with the final EPA rule. The capital investments made to rehabilitate and expand the infrastructure of the communities Essential serves are critical to its mission of safely and reliably delivering Earth’s most essential resources.

Water Utility Growth by Acquisition

Essential’s strategic growth through acquisition expansion significantly amplifies its capacity to deliver safe and reliable water and wastewater services. This targeted acquisition strategy enables the company to expand its customer base and service footprint more rapidly than could be achieved through organic growth initiatives alone. Since 2015, Essential has successfully added acquisitions with over $548 million in rate base, integrating more than 136,000 new customers or equivalent dwelling units into its operations. Year-to-date in 2025, the company has completed system acquisitions serving approximately 10,300 customers for a total investment of approximately $58 million.

The company has four signed purchase agreements for additional wastewater systems in Pennsylvania and Texas that are pending closing and are expected to serve over 200,000 customers or equivalent dwelling units and total approximately $301 million in purchase price. The company’s $276.5 million agreement to acquire the Delaware County Regional Water Quality Control Authority (DELCORA), a Pennsylvania sewer authority that serves approximately 198,000 equivalent dwelling units in the Philadelphia suburbs, is included among these signed purchase agreements.

The pipeline of potential water and wastewater municipal acquisitions that the company is actively pursuing represents approximately 400,000 total customers.

Data Center Business Development Activity

On August 27th, 2025, the company announced, via press release, an agreement with International Electric Power III, LLC (IEP), to become an investor in a 1,400 acre data center facility in Greene County, Pennsylvania.

Based on the agreement, Essential Utilities, through its subsidiary Aqua, plans to design, build, and operate an 18 million gallons per day (MGD) water treatment plant to service the power plant and data center. Using raw water from the adjacent Monongahela River, the water plant will support both power generation and data center cooling needs, leveraging Essential’s deep expertise in water infrastructure and environmental stewardship. In addition, Essential’s subsidiary Peoples, the largest natural gas utility in Pennsylvania, will provide gas consulting services and energy management services to the project.

The Greene County project, expected to be operational in mid-2029, underscores Essential’s commitment to innovation, sustainability, and regional economic development, while positioning the company’s water, wastewater, and gas expertise as a critical component of the AI-driven data infrastructure revolution.

Essential previously informed investors that the company was in active discussions with data center developers representing over 5 gigawatts of power demand.

Merger Agreement with American Water Works Company, Inc.

On October 27, 2025, the company announced the entry into a definitive agreement to combine in an all-stock, tax-free merger with American Water Works Company, Inc. to create a leading regulated U.S. water and wastewater public utility with a pro forma market capitalization of approximately $40 billion and a combined enterprise value of approximately $63 billion, based on closing stock prices as of October 24, 2025.

The transaction is expected to close by the end of the first quarter of 2027, subject to customary closing conditions, including, among others, approval from each company’s shareholders, clearance under the Hart-Scott-Rodino Act, and regulatory approvals, including approval from the applicable public utility commissions.

Multi-Year Financial and Growth Guidance

The company reaffirms its previously initiated long-term earnings guidance. The company’s latest expectations are the following:

•	For 2025, expect to achieve GAAP earnings per share above the prior guidance range of $2.07-$2.11 due to non-recurring benefits.
•	Since the company’s 2024 earnings per share was $2.17 on a GAAP basis, anticipated growth in long-term earnings per share at a compounded annual growth rate of 5 to 7% from the adjusted 2024 earnings per share of $1.97 (Non-GAAP) for the three-year period through 2027.
•	In 2025, regulated infrastructure investments are expected to be $1.4 to $1.5 billion.
•	Through 2029, we plan to make regulated infrastructure investments of approximately $7.8 billion.
•	Through 2029, the regulated water segment rate base is expected to grow at a compounded annual growth rate of approximately 6%; this only includes acquisitions scheduled to close in 2025 and excludes DELCORA.
•	Through 2029, the regulated natural gas segment rate base is expected to grow at a compounded annual growth rate of approximately 11%.
•	Through 2029, the combined regulated utility rate base is expected to grow at a compounded annual growth rate of over 8%.
•	The regulated water customer base (or equivalent dwelling units) of the business is expected to grow at an average annual growth rate of between 2 and 3% from acquisitions and organic customer growth over the long term.
•	The regulated natural gas customer base of the business is expected to be stable for 2025.
•	Through 2027, the company expects to raise equity via its ATM program. In 2025, the company expects to raise a total of approximately $350 million in equity, including $25 million to finance its recently announced data center investment. To date, in 2025, the company has issued approximately $300 million of equity using its ATM.
•	Anticipate the reduction of Scope 1 and Scope 2 greenhouse gas emissions by 60% by 2035 from the company’s 2019 baseline.
•	Multiyear plan to ensure that finished water does not exceed the federal maximum contaminant level of the six EPA-regulated PFAS chemicals.

Essential reaffirms its commitment to substantially reduce Scope 1 and 2 greenhouse gas emissions by 2035. The company plans to achieve these reductions through extensive gas pipeline replacement, the purchase of renewable energy, accelerated methane leak detection and repair, and various other planned initiatives. Essential continues to be an industry leader regarding water quality with its commitment to test and treat for six regulated PFAS chemicals across all states served by its regulated water segment. The company reaffirms its commitment to providing finished water that will meet the EPA timelines and standards.

Guidance Assumptions

Essential Utilities does not guarantee future results of any kind. Guidance is subject to risks and uncertainties, including, without limitation, those factors outlined in the “Forward Looking Statements” of this release and the “Risk Factors” section of the company’s annual and quarterly reports filed with the Securities and Exchange Commission. The earnings per share, infrastructure investment, and rate base guidance include the municipal water and wastewater acquisitions for which the company has entered into signed purchase agreements as of the date the guidance was announced but do not include DELCORA or other potential acquisitions from the company’s list of acquisition opportunities that currently represents over 400,000 customer equivalents. While the company remains confident in its ability to close DELCORA, for guidance purposes, DELCORA has been removed from all guidance metrics. The company’s guidance includes the expectation that the company will continue to issue equity and debt on an as-needed basis to support acquisitions and capital investment plans.

Essential Utilities believes that the non-GAAP financial measure “adjusted earnings per share” used for 2024 and identified as part of its multi-year financial and growth guidance provides investors the ability to measure the company’s financial operating performance for 2024 by adjustment, which was more indicative of the company’s ongoing operating performance in 2024 and against its guidance range (GAAP) for 2025.

Third Quarter 2025 Webcast Remarks

Date: November 5, 2025

Time: 9 a.m. ET

Webcast remarks and slide presentation link: https://www.essential.co/events-and-presentations/events-calendar

Essential will post webcast remarks for interested parties, who can listen over the internet by logging on to Essential.co and following the link for Investors. The webcast will be archived in the Investor Relations section of the company’s website for one year following the call. In light of the recent announcement of the pending merger with American Water Works Company, Inc., Essential will not host an associated question and answer session as part of its earnings announcement this quarter. Essential expects to resume normal earnings practices when it reports its fourth quarter 2025 results.

About Essential

Essential Utilities, Inc. (NYSE: WTRG) delivers safe, clean, reliable services that improve quality of life for individuals, families, and entire communities. With a focus on water, wastewater and natural gas, Essential is committed to sustainable growth, operational excellence, a superior customer experience, and premier employer status. We are advocates for the communities we serve and are dedicated stewards of natural lands, protecting thousands of acres of forests and other habitats throughout our footprint.

Operating as the Aqua and Peoples brands, Essential serves approximately 5.5 million people across nine states. Essential is one of the most significant publicly traded water, wastewater service and natural gas providers in the U.S. Learn more at www.essential.co.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which generally include words such as “believes,” “expects,” “intends,” “anticipates,” “estimates,” and similar expressions. The company can give no assurance that any actual or future results or events discussed in these statements will be achieved. Any forward-looking statements represent its views only as of today and should not be relied upon as representing its views as of any subsequent date. Readers are cautioned that such forward-looking statements are subject to a variety of risks and uncertainties that could cause the company’s actual results to differ materially from the statements contained in this release. Such forward-looking statements include, among others: the company’s belief that it will comply with the finalized EPA PFAS rules, the guidance range of net income per diluted common share; the anticipated amount of infrastructure investment in 2025 through 2029; the rate base growth of the company through 2029; that the company is on track to invest $1.4 to $1.5 billion in infrastructure in 2025; the reduction of Scope 1 and Scope 2 greenhouse gas emissions by 60% by 2035 from the company’s 2019 baseline; the rate base growth from its organic capital investment program through 2029; the company’s anticipated use of its commercial paper program; the company’s water utility customer base growth at an average annual long term growth rate of between 2-3% for acquisitions and organic customer growth; that the company has a multiyear plan to ensure that finished water does not exceed the federal maximum contaminant level for the six EPA regulated PFAS chemicals; the regulated natural gas customer base of the business will be stable in 2025; and the expected closing date of the pending merger with American Water by the end of the first quarter of 2027. There are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements including: changes in the EPAs regulations; changes in the United States’ governmental policies, including those from the Executive Branch; disruptions in the global economy; potential disruptions in the supply chain for raw and finished materials; the continuation of the company’s growth-through-acquisition program; general economic business conditions; the company’s ability to raise additional equity, including on an as needed basis; housing and customer growth trends; unfavorable weather conditions; the success of certain cost-containment initiatives; changes in regulations or regulatory treatment; the company’s ability to successfully close the acquisitions of municipally owned systems presently under signed agreements and successfully complete other acquisitions and dispositions; the conditions to closing the pending merger with American Water, including regulatory approvals; and other factors discussed in our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q, which are filed with the Securities and Exchange Commission. For more information regarding risks and uncertainties associated with Essential’s business, please refer to Essential’s annual, quarterly, and other SEC filings. Essential is not under any obligation - and expressly disclaims any such obligation - to update or alter its forward-looking statements whether as a result of new information, future events, or otherwise.

Essential Utilities, Inc. and Subsidiaries

Selected Operating Data

(In thousands, except per share amounts)

(Unaudited)

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2025	2024	2025	2024

Operating revenues	$476,971	$435,255	$1,775,504	$1,481,730
Operations and maintenance expense	$153,088	$144,368	$439,422	$423,780

Net income	$92,077	$69,402	$483,693	$410,559

Basic net income per common share	$0.33	$0.25	$1.73	$1.50
Diluted net income per common share	$0.33	$0.25	$1.73	$1.50

Basic average common shares outstanding	281,784	274,021	279,027	273,656
Diluted average common shares outstanding	282,298	274,543	279,560	274,127

Essential Utilities, Inc. and Subsidiaries

Consolidated Statement of Operations

(In thousands, except per share amounts)

(Unaudited)

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2025	2024	2025	2024

Operating revenues	$476,971	$435,255	$1,775,504	$1,481,730

Cost & expenses:
Operations and maintenance	153,088	144,368	439,422	423,780
Purchased gas	22,506	19,095	263,882	182,498
Depreciation	103,322	91,448	299,628	269,742
Amortization	3,744	1,153	10,334	3,309
Taxes other than income taxes	24,540	24,102	68,291	71,359
Total	307,200	280,166	1,081,557	950,688

Operating income	169,771	155,089	693,947	531,042

Other expense (income):
Interest expense	82,269	76,846	244,143	223,164
Interest income	(1,079)	(1,394)	(1,609)	(2,659)
Allowance for funds used during construction	(6,180)	(5,593)	(19,039)	(15,503)
Gain on sale of other assets	(176)	(239)	(669)	(92,067)
Other, net	(1,439)	227	(848)	486
Income before income taxes	96,376	85,242	471,969	417,621
Provision for income tax expense (benefit)	4,299	15,840	(11,724)	7,062
Net income	$92,077	$69,402	$483,693	$410,559

Net income per common share:
Basic	$0.33	$0.25	$1.73	$1.50
Diluted	$0.33	$0.25	$1.73	$1.50

Average common shares outstanding:
Basic	281,784	274,021	279,027	273,656
Diluted	282,298	274,543	279,560	274,127

Essential Utilities, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands of dollars)

(Unaudited)

	September 30,	December 31,
	2025	2024

Net property, plant and equipment	$13,899,519	$13,143,476
Current assets	433,570	485,911
Regulatory assets and other assets	4,560,043	4,397,167
	$18,893,132	$18,026,554

Total equity	$6,816,299	$6,198,809
Long-term debt, excluding current portion, net of debt issuance costs and unamortized discount on debt	7,692,091	7,368,381
Current portion of long-term debt and loans payable	232,129	329,349
Other current liabilities	495,981	645,319
Deferred credits and other liabilities	3,656,632	3,484,696
	$18,893,132	$18,026,554

Essential Utilities, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Financial Measures

(In thousands, except per share amounts)

(Unaudited)

The Company is providing disclosure of the reconciliation of the non-GAAP financial measures to the most comparable GAAP financial measures. The Company believes that the non-GAAP financial measures “adjusted income” and “adjusted diluted income per common share” provide investors the ability to measure the Company’s financial operating performance by adjustment, which is more indicative of the Company’s ongoing operating performance. The Company further believes that the presentation of these non-GAAP financial measures is useful to investors as a more meaningful way to compare the Company’s operating performance against its guidance range for 2024.

This reconciliation includes a presentation of the non-GAAP financial measures “adjusted income” and “adjusted diluted income per common share” and have been adjusted for the following items:

(1) During the first quarter of 2024, the Company completed the sale of its interest in three non-utility local microgrid and distributed energy projects and recognized a gain of $91,236, net of transaction expenses. In October 2023, the Company completed the sale of its regulated natural gas utility assets in West Virginia. In 2024, the Company received additional proceeds from this sale of regulated natural gas utility assets in West Virginia and post-transaction activities.

(2) Estimated impact to Peoples Natural Gas (PNG) operating revenues from warmer than normal weather conditions during 2024 and nonrecurring usage. These impacts are partially offset by favorable regulated water consumption in 2024 due to drier than normal weather conditions.

(3) The income tax impact of the non-GAAP adjustments described above.

These financial measures are measures of the Company’s operating performance that do not comply with U.S. generally accepted accounting principles (GAAP), and are thus considered to be “non-GAAP financial measures” under applicable Securities and Exchange Commission regulations. These non-GAAP financial measures are derived from our consolidated financial information, if available, and is provided to supplement the Company’s GAAP measures, and should not be considered as a substitute for measures of financial performance prepared in accordance with GAAP.

The following reconciles our GAAP results to the non-GAAP information we disclose :

Year Ended
December 31, 2024
Net income (GAAP financial measure)	$595,314
Adjustments:
(1) Gain on sales of assets and related transaction activities	(94,024)
(2) Adjustments for estimated effects of unfavorable weather (addback)	18,749
(3) Income tax effect of non-GAAP adjustments	20,859
Adjusted income (Non-GAAP financial measure)	$540,898

Net income per common share (GAAP financial measure):
Basic	$2.17
Diluted	$2.17

Adjusted income per common share (Non-GAAP financial measure):
Basic	$1.97
Diluted	$1.97

Average common shares outstanding:
Basic	273,914
Diluted	274,421

Media Contact:

David Kralle

Vice President of Public Affairs

Media Hotline: 1.877.325.3477
Media@Essential.co

Investor Contact:

Brian Dingerdissen

Vice President, Treasurer, FP&A and IR

O: 610.645.1191

BJDingerdissen@Essential.co